UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2020

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street
Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value per share	OSUR	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by a check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Retirement

Mr. Anthony Zezzo, II, who currently serves as Executive Vice President, Business Unit Leader, Infectious Disease for OraSure Technologies, Inc. (the “Company”), will be retiring from the Company on a date later this year to be mutually determined by the Company and Mr. Zezzo following a period in which Mr. Zezzo will assist in the transition of his duties to his successor (the “Retirement Date”).  Mr. Zezzo will be succeeded by Ms. Lisa Nibauer who will join the Company on May 11, 2020 after most recently serving in senior management, sales and marketing roles with BD Becton Dickinson, Inc.

In connection with the foregoing, the Company has entered into a Retirement Agreement, dated as of May 1, 2020 (the “Retirement Agreement”), with Mr. Zezzo, which sets forth the following terms for his retirement and continued employment from May 1, 2020 through the Retirement Date (the “Transition Period”):

(i)	Mr. Zezzo will receive severance equal to 12 months salary following his retirement, as provided in his employment agreement with the Company;
(ii)

(ii) the unvested portions of stock options and time-vested restricted stock (“RS”) awards granted to Mr. Zezzo prior to the date of the Retirement Agreement will vest in full as of the Retirement Date;

(iii)

(iii) the unvested portions of performance-vested restricted units (PRUs”) granted to Mr. Zezzo prior to the date of the Retirement Agreement will vest in full three years after the grant date, subject to the satisfaction of performance measures applicable to such PRUs, in accordance with the original terms of the relevant award agreement, but without the requirement that Mr. Zezzo continue to be employed by the Company after the Retirement Date;

(iv)

(iv) Mr. Zezzo will receive a bonus payment under the Company’s 2020 Incentive Plan equal to 40% of his base salary, subject to adjustment to reflect the actual bonus pool funding approved by the Company’s Board of Directors (the “Board”);

(v)

(v) Mr. Zezzo will receive a pro-rata portion of his normal annual equity award in 2021 for his performance during 2020 pursuant to the Company’s Long-Term Incentive Policy, with a grant date value at least equal to 125% of Mr. Mr. Zezzo’s base salary, with the RS portion of the award vesting on the grant date and the PRU portion vesting three years after the grant date, subject to the satisfaction of performance measures determined by the Board, but without the requirement that Mr. Zezzo continue to be employed by the Company after the Retirement Date;

(vi)

(vi) if after retirement Mr. Zezzo elects to receive continuation coverage under the Company’s group health plan pursuant to the COBRA and maintains such coverage for the full period permitted by law, he would have the right to elect to continue such coverage at his own cost and expense under the terms of the Company’s group health plan; and

(vii)	(vii) during the Transition Period, Mr. Zezzo will assist the Company in transitioning his duties as Executive Vice President, Business Unit Leader, Infectious Disease to Ms. Nibauer.

The foregoing description is qualified in its entirety by reference to the specific terms of the Retirement Agreement, a copy of which is attached as Exhibit 10.1 to this Report and incorporated by reference herein.

Director Retirement

Charles W. Patrick has informed the Company that he has decided to resign and retire from the Board, effective May 16, 2020. Mr. Patrick is currently a Class III Director and serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Patrick’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter related to the operations, policies or practices of the Company.

A copy of a press release announcing the retirement of Mr. Zezzo and Mr. Patrick and Ms. Nibauer’s appointment is attached as Exhibit 99.1 to this Report and is incorporated by reference herein

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Retirement Agreement dated as of May 1, 2020 between OraSure Technologies, Inc. and Anthony Zezzo II.
99.1

Press Release of OraSure Technologies, Inc., dated May 5, 2020, announcing the retirement of Anthony Zezzo II and Charles W. Patrick and the appointment of Lisa Nibauer as Executive Vice President, Business Unit Leader, Infectious Disease.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: May 5, 2020	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Chief Compliance Officer